Exhibit 8.1

October 23, 2009

Board of Directors

Entech Solar, Inc.

13301 Park Vista Boulevard, Suite 100

Forth Worth, Texas 76177

Re:	Registration Statement on Form S-1, as amended

Reference is made to the Registration Statement on Form S-1 (as amended through the date hereof, the “Registration Statement”) of Entech Solar, Inc., a Delaware corporation (“Entech Solar”), including the prospectus, forming a part thereof, relating to the proposed rights offering of shares of Entech Solar common stock to stockholders and transferees and the related transactions contemplated to occur prior to or contemporaneously with the rights offering.

We have participated in the preparation of the discussion set forth in the section entitled “Material U.S Federal Income Tax Consequences” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Salvo Landau Gruen & Rogers